Exhibit 10.6

Execution Version

Published Deal CUSIP Number: 83224VAQ0
Published US Dollar Revolving Credit Facility CUSIP Number: 83224VAR8
Published Multicurrency Revolving Credit Facility CUSIP Number: 83224VAS6
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 21, 2021
among
SMITHFIELD FOODS, INC.,
as Borrower,
CERTAIN SUBSIDIARIES,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
and
The Other Lenders Party Hereto
BOFA SECURITIES, INC.,
AGFIRST FARM CREDIT BANK
BANK OF CHINA, NEW YORK BRANCH
INDUSTRIAL AND COMMERCIAL BANK OF CHINA NEW YORK BRANCH
BARCLAYS BANK PLC
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners
COBANK, FCB
COMPEER FINANCIAL
CITIBANK, N.A.
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
ING CAPITAL LLC
JPMORGAN CHASE BANK, N.A.
PNC BANK, NATIONAL ASSOCIATION
TRUIST BANK,
as Documentation Agents

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

2.01	Commitments, L/C Fronting Sublimits and Applicable Percentages
5.06	Litigation
5.14	Loan Parties
7.01	Indebtedness
7.02	Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	[Reserved]
C-2	Form of Multicurrency Revolving Credit Note
C-3	Form of US Dollar Revolving Credit Note
D-1	[Reserved]
D-2	[Reserved]
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Compliance Certificate
G	Form of Designated Borrower Request and Assumption Agreement
H	Form of Designated Borrower Notice
I	Form of U.S. Tax Compliance Certificate
J	Form of Letter of Credit Report
K	Form of Extension Agreement
v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 21, 2021, among Smithfield Foods, Inc., a corporation organized under the laws of the State of Virginia (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
WHEREAS, the Company, the lenders party thereto and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of March 13, 2018 (the “Existing Credit Agreement”), which amended and restated that certain Credit Agreement, dated as of the Original Closing Date (the “Original Credit Agreement”); and
WHEREAS, the Company has requested that the Lenders and the Administrative Agent amend and restate, in its entirety, the Existing Credit Agreement upon and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2015 Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended January 3, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Act” has the meaning specified in Section 10.18.
“Additional Commitment Lender” has the meaning specified in Section 2.18.
“Adjusted Eurocurrency Rate” shall mean, subject to the implementation of a LIBOR Successor Rate in accordance with Section 3.03(b), (a) with respect to any Eurocurrency Rate Loan denominated in Sterling, the Eurocurrency Rate for Sterling and (b) with respect to any other Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to (i) the Eurocurrency Rate in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurocurrency Rate Loans for such Interest Period; provided, that if the Adjusted Eurocurrency Rate shall be less than zero, such rate shall be deemed zero.

“Adjustment” has the meaning specified in Section 3.03.
“Administrative Agent”means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 7.06, the term “Affiliate” shall also mean any Person that is an executive officer or director of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).
“Agent Parties” has the meaning set forth in Section 10.02(c).
“Aggregate Commitments” means, as of any date of determination, the aggregate amount of all of the Commitments of all of the Lenders at such time.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Agreement Currency” has the meaning specified in Section 10.19.
“Alternative Currency” means each of the following currencies: Euro, Sterling, Yen and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the L/C Issuer, as the

case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Loan Party or any Loan Party’s Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Currency” means Dollars or an Alternative Currency.
“Applicable Debt Rating” means, as of any date of determination, the ratings for the Company’s Index Debt from S&P, Moody’s and Fitch.
“Applicable Percentage” means (a) with respect to any Multicurrency Revolving Credit Lender at any time, the fraction, expressed as a percentage (carried out to the ninth decimal place), the numerator of which is the Multicurrency Revolving Credit Commitment of such Multicurrency Revolving Credit Lender and the denominator of which is the aggregate amount of the Multicurrency Revolving Credit Commitments and (b) with respect to any US Dollar Revolving Credit Lender at any time, the fraction, expressed as a percentage (carried out to the ninth decimal place), the numerator of which is the US Dollar Revolving Credit Commitment of such US Dollar Revolving Credit Lender and the denominator of which is the aggregate amount of the US Dollar Revolving Credit Commitments. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.17.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Applicable Debt Rating as set forth below:

Applicable Rate

Pricing Level	Applicable Debt Ratings (S&P / Moody’s / Fitch)	Commitment Fee	Eurocurrency Rate + Letters of Credit	Base Rate

1	≥A- / A3 / A-	0.090%	0.875%	0.000%
2	BBB+ / Baa1 / BBB+	0.110%	1.000%	0.000%
3	BBB / Baa2 / BBB	0.150%	1.125%	0.125%
4	BBB- / Baa3 / BBB-	0.175%	1.250%	0.250%
5	≤BB+ / Ba1 / BB+	0.225%	1.500%	0.500%
If (a) the Company does not have any Applicable Debt Rating (other than by reason of the circumstances referred in the paragraph immediately below), then Pricing Level 5 shall apply, (b) the Company has only one Applicable Debt Rating, such Applicable Debt Rating shall apply, (c) the Company has Applicable Debt Ratings from only two Rating Agencies, then the higher of such Applicable Debt Ratings shall apply, unless there is a split in Applicable Debt Ratings of more than one ratings level, in which case the Applicable Debt Rating that is one level lower than the higher of the Company’s two Applicable Debt Ratings shall apply and (d) the Company has Applicable Debt Ratings from all three Rating Agencies, if (i) two Applicable Debt Ratings are equivalent and the third Applicable Debt Rating is lower, the higher Applicable Debt Rating shall apply, (ii) two Applicable Debt Ratings are equivalent and the third Applicable Debt Rating is higher, the lower Applicable Debt Rating shall apply and (iii) no Applicable Debt Ratings are equivalent, the Applicable Debt Rating that is neither the highest nor the lowest Applicable Debt Rating shall apply. Initially, the Applicable Rate shall be determined based upon the Applicable Debt Rating in effect on the Restatement Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Applicable Debt Rating (other than as a result of a change in the rating system of a Rating Agency) shall be effective during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.01(f) and ending on the date immediately preceding the effective date of the next such change.
If the rating system of a Rating Agency shall change or if a Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Applicable Debt Rating most recently in effect prior to such change or cessation.
“Applicable Reference Rate” means, (a) for any Eurocurrency Rate Loan denominated in U.S. Dollars or any Alternative Currency not referenced in this definition, LIBOR, (b) for any Eurocurrency Rate Loan denominated in Euro, EURIBOR, (c) for any Eurocurrency Rate Loan

denominated in Sterling, SONIA, (d) for any Eurocurrency Rate Loan denominated in Canadian Dollars, CDOR and (e) for any Eurocurrency Rate Loan denominated in Yen, TIBOR.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.14.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” or “Arrangers” means the Lead Arranger and AgFirst Farm Credit Bank, Bank of China, New York Branch, Industrial and Commercial Bank of China New York Branch, Barclays Bank PLC, Coöperatieve Rabobank U.A., New York Branch, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means, in respect of any Class of the Revolving Credit Facility, the period from and including the Restatement Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitments of such Class pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Revolving Credit Lender of such Class to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America,N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Adjusted Eurocurrency Rate for Dollar-denominated Loans plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 10.22(b).
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in the last paragraph of Section 6.01.
“Borrowing” means a Multicurrency Revolving Credit Borrowing, a US Dollar Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London, or (ii) Yen, means a day other than when banks are closed for general business in Japan;
(d)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than any Applicable Currency referred to above in this definition, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(e)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than any Applicable Currency referred to above in this definition in respect of a Eurocurrency Rate Loan denominated in a currency other than any Applicable Currency referred to above in this definition, or any other dealings in any currency other than any Applicable Currency referred to above in this definition to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” means the lawful currency of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person means (a) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the US Dollar Revolving Credit Lenders, as collateral for L/C Obligations or obligations of the US Dollar Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CFC” shall mean a Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” shall mean any Subsidiary of the Company that owns no material assets other than (a) equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in, or indebtedness of, one or more Subsidiaries that are CFCs or CFC Holding Companies or (b) incidental assets (including cash or cash equivalents) related thereto held on a temporary basis.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the Company’s Voting Stock (or its successor by merger, consolidation or purchase of all or substantially all of its assets).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Multicurrency Revolving Credit Lenders or US Dollar Revolving Credit Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Multicurrency Revolving Credit Commitments or US Dollar Revolving Credit Commitments, (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Multicurrency Revolving Credit Loans or US Dollar Revolving Credit Loans and (d) when used with respect to any Facility, refers to whether such Facility is the Multicurrency Revolving Credit Facility or US Dollar Revolving Credit Facility.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and Class in the same currency and, in the case of Eurocurrency Rate Loans not denominated in Sterling, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” means a Multicurrency Revolving Credit Loan or US Dollar Revolving Credit Loan, as the context may require.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Restatement Effective Date, and includes, without limitation, all series and classes of such common stock.
“Company” has the meaning specified in the introductory paragraph hereto.
“Competitor” means any Person that is a competitor of the Company or its Subsidiaries, which has been designated by the Company as a competitor by written notice to the Administrative Agent on or prior to the Restatement Effective Date (or Affiliates of such Person that are either identified in writing by the Company on or prior to the Restatement Effective Date or readily identifiable on the basis of such Affiliate’s name).
“Competitor List” has the meaning specified in Section 10.06(h)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capitalization” means, as of any date of determination, the sum of (i) Consolidated Funded Debt plus (ii) total shareholders’ equity for the Company and its consolidated Subsidiaries.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus, (a) without duplication and to the extent subtracted in determining such Net Income, provisions for (i) taxes based on income, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expense, (iv) any other non-cash charges for such period (but excluding (x) any non-cash charge in respect of an item that was included in Net Income in a prior period and (y) any non-cash charge that relates to the write-down or write-off of inventory) and (v) fees and expenses incurred during such period in respect of acquisitions, dispositions, investments and debt or equity issuances contemplated or consummated during such period (including, for the avoidance of doubt, any such transactions that fail to close) minus (b) without duplication and to the extent otherwise included in such Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period and (ii) non-cash gains for such period (provided that any such cash received with respect to non-cash gains shall be added in computing Consolidated EBITDA during the period in which such cash is received) minus (c) without duplication and to the extent otherwise included in such Net Income, any cash distribution received from unconsolidated joint ventures to the extent such distributions were not made from operating earnings of such unconsolidated joint ventures. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Transaction, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto.
“Consolidated Funded Debt” means, at the time of determination for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP (a) all Indebtedness of the Company and its Subsidiaries, limited in the case of clause (e) of the definition of Indebtedness to drawn and unreimbursed obligations and limited in the case of clause (g) of the definition of Indebtedness to the Guaranties by the Company or its Subsidiaries of Indebtedness of others that would constitute Consolidated Funded Debt if incurred directly by the Company or its Subsidiaries minus (b) the positive difference, if any, equal to (i) the amount of domestically held unrestricted cash of the Company and its consolidated Subsidiaries as set forth on the balance sheet of the Company most recently delivered to the Administrative Agent under Section 6.01 minus (ii) $50,000,000. The Indebtedness of any Person of the type included in Consolidated Funded Debt shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except to the extent the terms of such indebtedness provide that such person is not liable therefor.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Interest Expense for any period, if during such period the Company or any Subsidiary shall have consummated a Material Transaction, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto.
“Consolidated Net Tangible Assets”means, at any date, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus (a) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Company and its Subsidiaries and (b) goodwill and other intangible assets of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means, as to any Person on any date, the aggregate amount of assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Solely for purposes of the definition of “Affiliate”, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.
“Controlled Account” means each deposit account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b)

when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has (other than through an Undisclosed Administration), become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 10.17.
“Electronic Record” has the meaning specified in Section 10.17.
“Electronic Signature” has the meaning specified in Section 10.17.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means all treaties, statutes, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, release or threatened release of, or exposure to, any Hazardous Material, or to health and safety matters.
“Environmental Liability” means all liabilities or obligations, including all claims, actions, suits, judgments, orders, damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, arising from or relating to (a) any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment, disposal or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision in this Agreement relates to a past event or period of time within the last six years, the term “ERISA Affiliate” includes any trade or business (whether or not incorporated) that was, as to the time of such past event or period of time, an ERISA Affiliate within the meaning of the preceding sentence.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the complete or partial withdrawal of the Company or any ERISA Affiliate from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan in a “distress termination” as defined in Section 4041(c) of ERISA, or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (d) the institution of proceedings to terminate a Plan or a Multiemployer Plan by the PBGC under Section 4041 or 4042 of ERISA; (e) the failure by the Company to make required contributions to any Plan; (f) the failure of the Company to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to any Plan; (g) a determination that any Plan is in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the incurrence by the Company or any ERISA Affiliate of any “withdrawal liability” (within the meaning of Section 4201 of ERISA), or any determination that a Multiemployer Plan is insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt

“prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or ERISA Affiliate is held liable for an amount that would reasonably be expected to result in a Material Adverse Effect; and (j) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan by the PBGC or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means:
(a)    with respect to any Credit Extension:
(x)    with respect to any Eurocurrency Rate Loan for any Interest Period:
(i) subject to the implementation of a LIBOR Successor Rate in accordance with Section 3.03(b), denominated in Dollars, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the Rate Determination Date for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii) denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels, Belgium time) on the Rate Determination Date for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(iii) denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;
(iv) denominated in Yen, the rate per annum equal to the Japanese Yen Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (“TIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (Japan time) on the Rate Determination Date with a term equivalent to such Interest Period;
(v) denominated in any Alternative Currency not otherwise set forth in this definition, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and
(y)    with respect to any Eurocurrency Rate Loan denominated in Sterling, SONIA Daily Rate; and
(b)    subject to the implementation of a LIBOR Successor Rate in accordance with Section 3.03(b), for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Eurocurrency Successor Rate” has the meaning specified in Section 3.03.
“Event of Default” has the meaning assigned to such term in Article VIII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Subsidiary” means (a) each Subsidiary that is not a Material Guarantor Subsidiary, (b) any Foreign Subsidiary, (c) each joint venture and each Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.10 (for so long as such Subsidiary remains a non-wholly-owned Subsidiary), (d) any CFC Holding Company, (e) any Domestic Subsidiary that is a Subsidiary of (i) a Foreign Subsidiary that is a CFC or (ii) a CFC Holding Company, (f) any Subsidiary for which Guarantees are (i) prohibited by law or require consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received; provided, that there shall be no obligation to obtain such consent or (ii) contractually prohibited on the Restatement Effective Date or, following the Restatement Effective Date, the date of acquisition of such Subsidiary, so long as such prohibition is in effect on the date of such acquisition and was not created in contemplation of such acquisition, (g) any Subsidiary where the burden or cost of obtaining a Guarantee outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Company, (h) any other Subsidiary with respect to which providing such a Guarantee could reasonably be expected to result in material adverse tax consequences to the Company and its Subsidiaries in the aggregate (including as a result of the operation of Section 956 of the Code) as reasonably determined by the Company in consultation with the Administrative Agent, (i) any captive insurance Subsidiary, (j) any special purpose entity, including Smithfield Receivables Funding LLC, any SPE Subsidiary and any obligor under the Receivables Securitization and (k) each not-for-profit Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any backup withholding Taxes and (e) any Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” has the meaning given to such term in the recitals to this Agreement.
“Exiting Lender” has the meaning specified in Section 10.23.
“Extending Lender” has the meaning specified in Section 2.18.
“Extension Agreement” means an extension agreement substantially in the form of Exhibit K or any other form approved by the Administrative Agent.
“Extension Effective Date” has the meaning set forth in Section 2.18.
“Facility” or “Facilities”means the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, as the context may require.

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971, as amended, and under the regulation of the Farm Credit Administration.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a nonU.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to, or facilitating the implementation of, any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means (a) the letter agreement, dated as of December 15, 2016, among the Company, the Administrative Agent and the Lead Arranger (the “Original Fee Letter”), and (b) the letter agreement, dated as of April 16, 2021, among the Company, the Administrative Agent and the Lead Arranger.
“Financial Covenants” means each of the financial covenants set forth in Section 7.10 and Section 7.11.
“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer, controller or any other Person with equivalent responsibilities, in each case, of the Company.
“Fitch” means Fitch Ratings, Inc., and any successor to its rating agency business.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement (other than a Plan or Multiemployer Plan) maintained or contributed to by any Loan Party or any Subsidiary thereof with respect to employees employed outside the United States.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender under the US Dollar Revolving Credit Facility, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body such as the European Union or the European Central Bank) having jurisdiction over the Company, any Subsidiary or any Lender, as the context may require.
“Granting Lender” has the meaning specified in Section 10.06(g).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranty Agreement” means the Guaranty Agreement, dated as of February 17, 2017, among the Company, each of the Subsidiary Guarantors party thereto and the Administrative Agent, as amended by Guaranty Amendment No. 1 and Guaranty Amendment No. 2 and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guaranty Amendment No. 1” means Amendment No. 1 to the Guaranty Agreement, dated as of March 13, 2018, by and among the Company, the Subsidiary Guarantors party thereto and the Administrative Agent.
“Guaranty Amendment No. 2” means Amendment No. 2 to the Guaranty Agreement, dated as of May 21, 2021, by and among the Company, the Subsidiary Guarantors party thereto and the Administrative Agent.
“Guaranty Joinder Agreement” means a guaranty joinder agreement signed by a joining party and the Administrative Agent substantially in the form of Exhibit A to the Guaranty Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including any petroleum products or byproducts and all other hydrocarbons, radon gas, molds, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, per- and polyfluoroalkyl substances, infectious or medical wastes, odors or odor-causing substances and all other substances or wastes of any nature that are prohibited, limited or regulated pursuant to, or that could give rise to liability under, any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“Impacted Loans” has the meaning specified in Section 3.03.
“Indebtedness” of any Person means, without duplication,

(a)    all obligations of such Person for borrowed money,
(b)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c)    all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business which are not past due by more than 90 days (unless being contested in good faith by appropriate proceedings)),
(d)    all Capital Lease Obligations of such Person,
(e)    all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, bankers’ acceptances or other similar instruments (other than obligations with respect to letters of credit securing obligations (other than obligations that would otherwise constitute “Indebtedness”) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following payment on the letter of credit),
(f)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by the Chief Financial Officer of the Company) of such property or assets and the amount of the Indebtedness so secured,
(g)    all Guarantees by such Person of Indebtedness of others, and
(h)    all obligations of such Person in respect of any Securitization Transaction (valued as set forth in the definition of Securitization Transaction).
Indebtedness shall not include obligations under any operating lease of property that is not capitalized on the balance sheet of the Company or any Subsidiary. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that, in the case of

Indebtedness sold by the obligor at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Index Debt” means senior, unsecured non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the Obligations at such time) long-term debt for borrowed money.
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Loan not denominated in Sterling other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan not denominated in Sterling exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Loan denominated in Sterling, the first Business Day after the end of each month and the Maturity Date and (c) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan not denominated in Sterling, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Judgment Currency” has the meaning specified in Section 10.19.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arranger” means BofA Securities, Inc.
“L/C Advance” means, with respect to each US Dollar Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (a) Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) each other Lender that agrees to act as an issuer of Letters of Credit appointed by the Company (with the consent of the Administrative Agent) as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (c) any Lender appointed by the Company (with the consent of the Administrative Agent) as such by notice to the Lenders as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender. In the event that there is more than one L/C Issuer any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fronting Sublimit” means, with respect to each L/C Issuer, its Fronting Sublimit set forth on Schedule 2.01, or in the applicable documentation pursuant to which such L/C Issuer was appointed as the L/C Issuer hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Report” means a certificate substantially in the form of Exhibit J or any other form approved by the Administrative Agent.
“Letter of Credit Sublimit” means an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the US Dollar Revolving Credit Commitment.
“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.
“LIBOR Replacement Date” has the meaning specified in Section 3.03(b).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, the Fee Letters, the Guaranty Agreement, any Guaranty Joinder Agreement and any other agreement, instrument or document executed and delivered by a Loan Party and designated by its terms as a “Loan Document”.
“Loan Parties” means, collectively, the Company, each of the Subsidiary Guarantors and each Designated Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Material Acquisition” means any acquisition or a series of related acquisitions (other than solely among the Company and its Subsidiaries) of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate cash consideration therefor equals or exceeds $500,000,000.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary Guarantor under any material provision of any Loan Document to which it is a party.
“Material Guarantor Subsidiary” means each Subsidiary (other than a Foreign Subsidiary) of the Company that is to become a Subsidiary Guarantor hereunder in order to ensure that the Company and the Subsidiary Guarantors directly (a) own, on a consolidated basis, at least 90% of the Consolidated Total Assets of the Company (excluding the Consolidated Total Assets of Excluded Subsidiaries pursuant to any of clauses (b) through (k) of the definition of

“Excluded Subsidiary”) (such Consolidated Total Assets, the “Non-Excluded Consolidated Total Assets”) and (b) generate at least 90% of the consolidated revenues of the Company (excluding the consolidated revenues of Excluded Subsidiaries pursuant to any of clauses (b) through (k) of the definition of “Excluded Subsidiary”) (such consolidated revenues, the “Non-Excluded Consolidated Revenues”), in each case of the foregoing clauses (a) and (b) as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company ended March 31, 2021); provided that in no event shall any Subsidiary of the Company that (x) owns 1.5% or less of the Non-Excluded Consolidated Total Assets and (y) generates 1.5% or less of the Non-Excluded Consolidated Revenues, in each case of the foregoing clauses (x) and (y) as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), constitute a Material Guarantor Subsidiary (notwithstanding, for the avoidance of doubt, that the exclusion of such Subsidiary would cause the requirement set forth above to not be satisfied), except that, if at the end of or for any such most recent period of four consecutive fiscal quarters the combined Consolidated Total Assets or combined consolidated revenues of all such Subsidiaries that would not constitute Material Guarantor Subsidiaries pursuant to this proviso would exceed 10% of the Non-Excluded Assets or 10% of the Non-Excluded Revenues, as applicable, then one or more of such excluded Subsidiaries selected by the Company shall be deemed to be Material Guarantor Subsidiaries for all purposes of this Agreement (including, without limitation, the Subsidiary Guarantee Requirement) until such excess shall have been eliminated, in each case, as reasonably determined by the Company based on such financial statements and other information available to the Company.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party and its respective Subsidiaries in an aggregate outstanding principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value for such Swap Agreement at such time.
“Material Subsidiary” means each Subsidiary of the Company (a) the Consolidated Total Assets of which equal 3.75% or more of the Consolidated Total Assets of the Company or (b) the consolidated revenues of which equal 3.75% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company ended October 1, 2017); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined Consolidated Total Assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the Consolidated Total Assets of the Company or 10% of the consolidated revenues of the Company (calculated without duplication of assets or revenues), then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their Consolidated Total Assets or consolidated revenues, as the case may be, until such excess shall have been eliminated in each case, as reasonably determined by the Company based on such financial statements and other information available to the Company.
“Material Transaction” means any disposition or acquisition by the Company or by a Subsidiary of a Subsidiary, or a business unit, division, product line or line of business, for consideration in excess of $100,000,000.
“Maturity Date” means the date that is five years after the Restatement Effective Date or such later date as may be extended from time to time pursuant to Section 2.18 (and, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day); provided, however, that the Maturity Date with respect to any Lender that is a Non-Extending Lender pursuant to Section 2.18(b) shall be the Maturity Date in effect immediately prior to the applicable Extension Effective Date for all purposes of this Agreement.
“Maximum Rate” has the meaning specified in Section 10.09.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender under the US Dollar Revolving Credit Facility, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all LC Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans not denominated in Sterling, having the same Interest Period made pursuant to Section 2.01.
“Multicurrency Revolving Credit Commitment” means, as to each Multicurrency Revolving Credit Lender, its obligation to make Multicurrency Revolving Credit Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Restatement Effective Date, the aggregate Multicurrency Revolving Credit Commitment shall be $250,000,000.

“Multicurrency Revolving Credit Exposure” means, as to any Multicurrency Revolving Credit Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans.
“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments and Multicurrency Revolving Credit Loans at such time.
“Multicurrency Revolving Credit Lender” means, at any time, any Lender that has a Multicurrency Revolving Credit Commitment or holds a Multicurrency Revolving Credit Loan at such time.
“Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01.
“Multicurrency Revolving Credit Note” means a promissory note made by the Borrower in favor of a Multicurrency Revolving Credit Lender evidencing Multicurrency Revolving Credit Loans made by such Multicurrency Revolving Credit Lender, substantially in the form of Exhibit C-2.
“Multiemployer Plan” means, at any time, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding six plan years made or had any obligation to make contributions.
“Net Income” means, for any period, without duplication, the consolidated net income (loss) of the Company and its Subsidiaries determined in accordance with GAAP.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Extending Lender” has the meaning specified in Section 2.18.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Multicurrency Revolving Credit Note or a US Dollar Revolving Credit Note, as the context may require.
“Notice Date” has the meaning set forth in Section 2.18.
“Obligations” means (a) the due and punctual payment by any Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Obligations, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of any Borrower to any of the Lenders or the Administrative Agent under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of any Borrower under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Closing Date” means February 17, 2017.
“Original Credit Agreement” has the meaning given to such term in the recitals to this Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date, (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“PACA” means the Perishable Agricultural Commodities Act, as amended.
“Participant” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity thereto.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;
(g)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that, except with respect to any deposit account or funds subject to the Lien of a Loan Document, such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any of its Subsidiaries in excess of those required by applicable banking regulations;
(h)    Liens in favor of, or claims or rights of any producer, grower or seller of livestock, poultry or agricultural commodities under PACA, PSA or any similar state or federal laws or regulations;
(i)    any Lien, claim or right of any Governmental Authority arising under any law or regulation in any inventory or farm products allocable to any procurement contract with such Governmental Authority;
(j)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” means WH Group or any of its Affiliates (but without giving effect to the third sentence of the definition of “Control”) and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons, collectively, have direct or indirect beneficial ownership of more than 50% of the Voting Stock of the Company.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that (i) is sponsored, maintained or contributed to, by any Loan Party or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained, or contributed to by any Loan Party or any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.01.
“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).
“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
“PSA” means the Packers and Stockyards Act, as amended.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.01.
“QFC” has the meaning specified in Section 10.22(b).
“QFC Credit Support” has the meaning specified in Section 10.22.
“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Rating” means the public ratings from time to time established by Moody’s, S&P and Fitch for the Index Debt (or, at any time when no Index Debt shall be outstanding, (a) the Company’s corporate credit rating then in effect from S&P, (b) the Company’s corporate family rating then in effect from Moody’s and (c) the Company’s issuer default rating then effect from Fitch).
“Rating Agency” means any of S&P, Moody’s and Fitch.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Receivables Securitization” means the Securitization Transaction pursuant to that certain Fourth Amended and Restated Credit and Security Agreement dated as of November 21, 2018 among Rabobank as the administrative agent, Smithfield Receivables Funding LLC, the Company and the lenders party thereto (as amended, amended and restated, replaced, increased, supplemented or otherwise modified from time to time).
“Refinancing” means the repayment in full by the Company of all outstanding Indebtedness, and the termination of all Commitments (as defined in the Existing Credit Agreement), under the Existing Credit Agreement.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness (except to the extent used to finance accrued interest and premium (including tender or make-whole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is six months after the Maturity Date; provided that this clause (c) shall not apply to the final maturity or regularly scheduled amortization of any Indebtedness, (d) such Refinancing Indebtedness shall not constitute an obligation of the Company or any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary or of the Company only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been expressly subordinated to the Obligations, such Refinancing Indebtedness shall also be expressly subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).
“Register” has the meaning specified in Section 10.06(c).
“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:
(A)    with respect to Term SOFR, (x) 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, (y) 0.26161% (26.161 basis points) for an Interest Period of three-months’ duration and (z) 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration;

(B)    with respect to SOFR, 0.11448% (11.448 basis points);
(C)    the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method is published on an information service as selected by the Administrative Agent from time to time in its discretion; or
(D)    the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Report” means reports prepared by the Administrative Agent or another Person showing the results of inspections with respect to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Facility Lenders” means, with respect to any Facility as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings under such Facility (with the aggregate amount of each US Dollar Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such US Dollar Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments under such Facility; provided that the unused Commitments under such Facility of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each US Dollar Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such US Dollar Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments. The Total Outstandings and undrawn Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount” means any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (a) the Borrower has not in fact made such payment; (b) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (c) the Administrative Agent has for any reason otherwise erroneously made such payment.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or assistant controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restatement Effective Date” means the date on which all of the conditions specified in Section 4.01 shall first be satisfied (or waived).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any

Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in a Borrower or any Subsidiary, whether now or hereafter outstanding, or any option, warrant, or other right to acquire any such Equity Interests in a Borrower or any Subsidiary, or any other payment that has a substantially similar effect to any of the foregoing.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
“Revolving Credit Borrowing” means a Multicurrency Revolving Credit Borrowing or a US Dollar Revolving Credit Borrowing, as the context may require.
“Revolving Credit Commitment” means a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.
“Revolving Credit Facility” means, collectively, the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility.
“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.15(d).
“Revolving Credit Lender” means a Multicurrency Revolving Credit Lender or a US Dollar Revolving Credit Lender, as the context may require.
“Revolving Credit Loans” has the meaning specified in Section 2.01.
“Sanction(s)” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor providing ratings).
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative

Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Scheduled Unavailability Date” has the meaning set forth in Section 3.03(b)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“SEC Filings” has the meaning assigned to such term in Section 5.11.
“Securitization Transaction” means any arrangement under which the Company or any Subsidiary transfers accounts receivable and/or payment intangibles, interests therein and/or related assets and rights (a) to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and/or payment intangibles, interests therein or related assets and rights, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal, capital or stated amount (or the substantive equivalent of any of the foregoing) of the Indebtedness, other securities or interests referred to in the first sentence of this definition or, if there shall be no such principal, capital or stated amount (or the substantive equivalent of any of the foregoing), the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction, net of any such accounts receivables or interests therein that have been written off as uncollectible. Such “amount” or “principal amount” shall not include any amount of Indebtedness owing by any SPE Subsidiary to the Company or any Subsidiary to the extent that such intercompany Indebtedness has been incurred to finance, in part, the transfers of accounts receivable and/or payment intangibles, interests therein and/or related assets and rights to such SPE Subsidiary. For the avoidance of doubt, the Receivables Securitization in effect as of the date hereof constitutes a Securitization Transaction.
“Senior Notes” means (i) the 3.350% Senior Notes due 2022, issued by the Company on February 1, 2017, (ii) the 4.250% Senior Notes due 2027, issued by the Company on February 1, 2017, (iii) the 2.650% Senior Notes due 2021, issued by the Company on October 3, 2017, (iv) the 5.200% Senior Notes due 2029, issued by the Company on April 1, 2019 and (v) the 3.000% Senior Notes due 2030 issued by the Company on September 15, 2020.
“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SONIA” means, for each day with respect to any Credit Extension denominated in Sterling, the Sterling Overnight Index Average as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the fifth Business Day preceding such day; provided that if such day is not a Business Day, then SONIA means such rate published on the Business Day immediately prior thereto; provided, further, that SONIA as determined hereunder shall not have the same date of determination for any outstanding Loan based on SONIA for more than four consecutive days.
“SONIA Adjustment” means 0.0326% per annum.
“SONIA Daily Rate” means, for any day, with respect to any Credit Extension denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that, if any SONIA Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an SONIA Daily Rate shall be effective from and including the date of such change without further notice.
“SONIA Daily Rate Loan” means a Eurocurrency Rate Loan denominated in Sterling that bears interest at a rate based on the definition of “SONIA Daily Rate”.
“SONIA Rate Conforming Changes” means, with respect to the use, administration of or any conventions associated with the SONIA Daily Rate, any conforming changes, including changes to the definitions of SONIA and Interest Period, and any related definitions, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operative matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of look-back periods), as determined in the Administrative Agent’s reasonable discretion, as may be appropriate to reflect the adoption and implementation of the SONIA Daily Rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of the SONIA Daily Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“SPC” has the meaning specified in Section 10.06(g).
“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Statutory Reserves” shall mean, without duplication of any amounts paid pursuant to Section 3.04(e), for any Interest Period for any Borrowing of Eurocurrency Rate Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollar against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantee Requirement” means the requirement that:
(a)    the Administrative Agent shall have received on the Restatement Effective Date from the Company and each of the Subsidiary Guarantors a counterpart of Guaranty Amendment No. 2 duly executed and delivered on behalf of such Person, together with any documents, certificates and opinions required by Section 4.01(a)(iii) through (vi);
(b)    promptly and in any event within one Business Day of a Person (i) becoming a Subsidiary of the Company (other than an Excluded Subsidiary) after the Restatement Effective Date or (ii) that is a Subsidiary of the Company providing a Guarantee of the Senior Notes (or any replacement, refinancing, refunding, renewal or extension thereof) or any Material Indebtedness of the Company after the Restatement Effective Date, the Company shall deliver notice thereof in writing to the Administrative Agent; and

(c)    promptly (and in any event within 30 days of such Person (i) becoming a Subsidiary of the Company (other than an Excluded Subsidiary) or (ii) providing a Guarantee of the Senior Notes (or any replacement, refinancing, refunding, renewal or extension thereof)) or any Material Indebtedness of the Company cause such Person to (x) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (y) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent the documents, certificates and opinions of the types referred to in Section 4.01 (a)(iii) through (vi), in each case in form substantially consistent with those delivered on the Restatement Effective Date to the extent applicable to the transactions contemplated by the foregoing clause (i) and subject to modifications reasonably acceptable to the Administrative Agent (in the case of legal opinions, taking into account any Change in Law after the Restatement Effective Date); provided that the requirements set forth above in clauses (a), (b)(i) and (c)(i) (but not, for the avoidance of doubt, clause (b)(ii) or (c)(ii)) shall be suspended upon and solely for so long as the Applicable Debt Ratings (i) are Baa3, BBB- and BBB-, from each of Moody’s, S&P and Fitch, respectively, or better, (ii) from at least two of the three Ratings Agencies are Baa2, BBB and BBB, from Moody’s, S&P and Fitch, respectively, or better and (iii) from each of the Ratings Agencies has a stable outlook, except, in the case of any Applicable Debt Rating with respect to this clause (iii), to the extent such Applicable Debt Rating is higher than Baa2, BBB or BBB, as applicable; provided, further, that at any time that the requirements in the foregoing proviso are not met, each of the requirements under clause (a), (b)(i) and (c)(i) above shall automatically be reinstated and each such applicable Subsidiary shall be required to provide a Guaranty Joinder Agreement in accordance with the above.
“Subsidiary Guarantors” means, collectively, each (a) existing and future direct or indirect Subsidiary of the Company (other than an Excluded Subsidiary) and (b) existing and future direct or indirect Subsidiary of the Company that provides a Guarantee of the Senior Notes (or any replacement, refinancing, refunding, renewal or extension thereof) or any Material Indebtedness of the Company, in each case to the extent such Subsidiary is a party to the Guaranty Agreement or a Guaranty Joinder Agreement.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Successor Rate Conforming Changes” means, with respect to the use, administration of or any conventions associated with any proposed LIBOR Successor Rate or Eurocurrency Successor Rate for an Applicable Currency, any conforming changes, including changes to the definitions of Base Rate and Interest Period, and any related definitions, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operative matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of look-back periods), as determined in the Administrative Agent’s reasonable discretion, as may be appropriate to reflect the adoption and implementation of such LIBOR Successor Rate or Eurocurrency Successor Rate, as applicable, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Applicable Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Applicable Currency is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate or Eurocurrency Successor Rate for such Applicable Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Supported QFC” has the meaning specified in Section 10.22.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause(a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the US Dollar Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the US Dollar Revolving Credit Commitment.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended for use by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its discretion.
“Total Multicurrency Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means, collectively, the Total Multicurrency Revolving Credit Outstandings and the Total US Dollar Revolving Credit Outstandings.
“Total US Dollar Revolving Credit Outstandings” means the aggregate Outstanding Amount of all US Dollar Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Transaction” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are a party, the borrowing of Loans and other credit extensions (in each case, on the Restatement Effective Date), the use of the proceeds thereof, the Refinancing, the continuation or issuance of Letters of Credit hereunder and the creation and perfection of any Liens created by the Loan Documents.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct

Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undisclosed Administration” means, with respect to any Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“US Dollar Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous US Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made pursuant to Section 2.01.
“US Dollar Revolving Credit Commitment” means, as to each US Dollar Revolving Credit Lender, its obligation to (a) make US Dollar Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Dollar Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Restatement Effective Date, the aggregate US Dollar Revolving Credit Commitment shall be $1,850,000,000.
“US Dollar Revolving Credit Exposure” means, as to any US Dollar Revolving Credit Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans and the aggregate Outstanding Amount of such US Dollar Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time
“US Dollar Revolving Credit Facility” means, at any time, the aggregate amount of the US Dollar Revolving Credit Lenders’ US Dollar Revolving Credit Commitments and (without duplication) US Dollar Revolving Credit Loans at such time.
“US Dollar Revolving Credit Lender” means, at any time, any Lender that has a US Dollar Revolving Credit Commitment or holds a US Dollar Revolving Credit Loan at such time.
“US Dollar Revolving Credit Loan” has the meaning specified in Section 2.01.

“US Dollar Revolving Credit Note” means a promissory note made by the Borrower in favor of a US Dollar Revolving Credit Lender evidencing US Dollar Revolving Credit Loans or Swing Line Loans, as the case may be, made by such US Dollar Revolving Credit Lender, substantially in the form of Exhibit C-3.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“WH Group” means WH Group Ltd., an exempted company incorporated with limited liability status under the laws of Cayman Islands.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Voting Participant” has the meaning specified in Section 10.06(d).
“Voting Participant Notification” has the meaning specified in Section 10.06(d).
“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
“Yen” and “¥” mean the lawful currency of Japan.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”

shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis throughout the periods reflected therein, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) if a request for such an amendment has been made, the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    All pro forma computations required to be made hereunder shall be calculated on a pro forma basis after giving pro forma effect to any Material Transaction consummated during the period covered by any component of such pro forma computation or, other than with respect to compliance with the Financial Covenants, and without duplication, following such period and on or prior to the date of such computation, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of in such Material Transaction and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
1.06    Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility, such request shall be subject to the approval of the Administrative Agent and the Multicurrency Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Multicurrency Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Multicurrency Revolving Credit Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Multicurrency Revolving Credit Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made under the Multicurrency Revolving Credit Facility or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Multicurrency Revolving Credit Lenders consent to making Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans under the Multicurrency Revolving Credit Facility; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.
1.07    Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, (i) each Multicurrency Revolving Credit Lender severally agrees to make loans (each such loan, a “Multicurrency Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Multicurrency Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment and (ii) each US Dollar Revolving Credit Lender severally agrees to make loans (each such loan, a “US Dollar Revolving Credit Loan” and, together with the Multicurrency Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period for the US Dollar Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment; provided, however, that after giving effect to any Committed Borrowing of Revolving Credit Loans, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, (ii) the Multicurrency Revolving Credit Exposure of any Multicurrency Revolving Credit Lender shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment and (iii) the US Dollar Revolving Credit Exposure of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Committed Loans. (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. (noon) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed

Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Committed Loans to be borrowed, converted or continued, (iv) the Class and Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted (it being understood that in the case of Revolving Credit Loans to be denominated in Dollars, the applicable Revolving Credit Loans shall be allocated, first, to the US Dollar Revolving Credit Facility to the full extent of the then unused US Dollar Revolving Credit Commitment and, second, to the Multicurrency Revolving Credit Facility to the full extent of the then unused Multicurrency Revolving Credit Commitments), (v) if applicable, the duration of the Interest Period with respect thereto, (vi)in the case of Multicurrency Revolving Credit Borrowings or Multicurrency Revolving Credit Loans, the currency of the Committed Loans to be borrowed or continued and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars (allocated as described in clause (iv) of the preceding sentence). If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month, as applicable. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans not denominated in Sterling in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Revolving Credit Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan not denominated in Sterling may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan not denominated in Sterling. Eurocurrency Loans denominated in Sterling shall automatically continue each day as SONIA Daily Rate Loans. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Facility Lenders with respect to the Facility for which such borrowing, conversion or continuation is requested, and the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto, as applicable.
(d)    The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans not denominated in Sterling or the interest rate applicable to any Eurocurrency Rate Loans denominated in Sterling, upon determination of such interest rate. The determination of the Eurocurrency Rate and the SONIA Daily Rate, as applicable, by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)    After giving effect to all Committed Borrowings of Revolving Credit Loans, all conversions of Revolving Credit Loans from one Type to the other and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans.
(f)    With respect to SONIA Daily Rate, the Administrative Agent will have the right to make SONIA Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such SONIA Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such SONIA Rate Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
2.03    Letters of Credit. (a) The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the US Dollar Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the US Dollar Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (x) the US Dollar Revolving Credit Exposure of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations under Letters of Credit issued by any L/C Issuer shall not exceed such L/C Issuer’s L/C Issuer Fronting Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Facility Lenders with respect to the US Dollar Revolving Credit Facility have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the US Dollar Revolving Credit Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(D)    the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;
(E)    any US Dollar Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such US Dollar Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the US Dollar Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof Unless the L/C Issuer has received written notice from any US Dollar Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each US Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/

C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such US Dollar Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the US Dollar Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Facility Lenders with respect to the US Dollar Revolving Credit Facility have elected not to permit such extension or (2) from the Administrative Agent, any US Dollar Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a

Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the .Alternative Currency in the full amount of the drawing. If the Company fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each US Dollar Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each US Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed

Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each US Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such US Dollar Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each US Dollar Revolving Credit Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such US Dollar Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each US Dollar Revolving Credit Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each US Dollar Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any US Dollar Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such US Dollar Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such US Dollar Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such US Dollar Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such US Dollar Revolving Credit Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any US Dollar Revolving Credit Lender

(through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any US Dollar Revolving Credit Lender such US Dollar Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such US Dollar Revolving Credit Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each US Dollar Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such US Dollar Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the US Dollar Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
(xi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the US Dollar Revolving Credit Lenders or the Required Facility Lenders with respect to the US Dollar Revolving Credit

Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT’) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each US Dollar Revolving Credit Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Facility Lenders with respect to the US Dollar Revolving Credit Facility, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:
(i)    reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)    on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)    on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)    on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)    for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period with respect to the US Dollar Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of US Dollar Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s US Dollar Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, and (ii) the US Dollar Revolving Credit Exposure of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each US Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such US Dollar Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any US Dollar Revolving Credit Lender) prior to 5:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each US Dollar Revolving Credit Lender make a Base Rate Committed Loan in an amount equal to such US Dollar Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the US Dollar Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each US Dollar Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line-Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each US Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the US Dollar Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each US Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any US Dollar Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such US Dollar Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such US Dollar Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such US Dollar Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such US Dollar Revolving Credit Lender’s Committed Loan included in the relevant Committed Borrowing of US Dollar Revolving Credit Loans or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each US Dollar Revolving Credit Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such US Dollar Revolving Credit Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each US Dollar Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.
(i)    At any time after any US Dollar Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such US Dollar Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each US Dollar Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each US Dollar Revolving Credit Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such US Dollar Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans of any Class in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; provided, further that such notice may be revocable if the Company specifies therein that such prepayment is contingent upon the consummation of an anticipated transaction. Each such notice shall specify the date and amount of such prepayment, the Type(s), Class(es) and currency or currencies of Committed Loans to be prepaid and, if Eurocurrency Rate Loans not denominated in Sterling are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of the applicable Class its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders of the applicable Class in accordance with their respective Applicable Percentages.
(b)    The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If the Administrative Agent notifies the Company at any time that the Total Revolving Credit Outstandings for the US Dollar Revolving Credit Facility at such time exceed an amount equal to 100% of the US Dollar Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay US Dollar Revolving Credit Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, subject to the provisions of Section 2.16(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the US Dollar Revolving Credit Loans the Total Revolving Credit Outstandings under the US Dollar Revolving Credit Facility exceed the US Dollar Revolving Credit Commitments then in effect. If the Administrative Agent notifies the Company at any time that the Total Revolving Credit Outstandings for the Multicurrency Revolving Credit Facility at such time exceed an amount equal to 105% of the Multicurrency Revolving Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Multicurrency Revolving Credit Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess over the Multicurrency Revolving Credit Commitments; provided, however, that, subject to the provisions of Section 2.16(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Multicurrency Revolving Credit Loans the Total Revolving Credit Outstandings under the Multicurrency Revolving Credit Facility exceed the Multicurrency Revolving Credit Commitments then in effect.
2.06    Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments of either Class, or from time to time permanently reduce the Revolving Credit Commitments of either Class; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (x) the Revolving Credit Commitments of either Class if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Commitments, (y) the Multicurrency Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Credit Outstandings would exceed the Multicurrency Revolving Credit Commitments, (z) the US Dollar Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total US Dollar Revolving Credit Outstandings would exceed the US Dollar Revolving Credit Commitments and (iv) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess provided, further that such notice may be revocable if the Company specifies therein that such reduction or termination is contingent upon the consummation of an anticipated transaction. The Administrative Agent will promptly notify the Revolving Credit Lenders of the applicable Class of any such notice of termination or reduction of the Revolving Credit Commitments. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company or otherwise required by the preceding sentence. Any reduction of the Revolving Credit Commitments of any Class shall be applied to the Commitment of each Revolving Credit Lender of such Class according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Revolving Credit Commitments of any Class shall be paid on the effective date of such termination.
2.07    Repayment of Loans. (a) Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
(b)    The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
2.08    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan not denominated in Sterling shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Eurocurrency Rate Loan denominated in Sterling shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Eurocurrency Rate plus the Applicable Rate; (iii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    While any Event of Default under Section 8.01(a), (b), (h) or (i) shall be continuing,
(i)    if any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and
(ii)    if any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Company shall pay to the Administrative Agent (x) for the account of each US Dollar Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the US Dollar Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans that are US Dollar Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17 and (y) for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Multicurrency Revolving Credit Commitments exceed the

Outstanding Amount of Committed Loans that are Multicurrency Revolving Credit Loans, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Credit Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. (i) The Company shall pay to the Lead Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter (including, without limitation, the Administrative Agency Fee and the Letter of Credit Fronting Fee set forth in the Original Fee Letter). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to any Alternative Currency not set forth in the definition of “Eurocurrency Rate”, the calculation of the applicable interest rate shall be determined in accordance with market practice.
2.11    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Class, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback. . (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Competitor), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Designated Borrowers. (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary of the Company (other than an Excluded Subsidiary) (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Credit Facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including documents and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably requested by the Administrative Agent or any Revolving Credit Lender in its reasonable discretion, and Notes signed by such new Borrowers to the extent any Revolving Credit Lenders so request. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Revolving Credit Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date
(b)    The Obligations of the Company and each Designated Borrower shall be joint and several in nature.

(c)    Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
2.15    Increase in Revolving Credit Commitments. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Revolving Credit Commitments of any Class by an amount (for all such requests) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender of the applicable Class is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Revolving Credit Lender of the applicable Class shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment of such Class and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender of the applicable Class not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment of such Class.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (in each case, not to be unreasonably withheld or delayed), the Company may also invite additional Eligible Assignees to become Revolving Credit Lenders of the applicable Class pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Revolving Credit Commitments of the applicable Class are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Revolving Credit Lenders of the applicable Class of the final allocation of such increase and the Revolving Credit Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsection (a) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. The Borrowers shall prepay any Revolving Credit Loans of the applicable Class outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans of the applicable Class ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments of the applicable Class under this Section. If the US Dollar Revolving Credit Commitments are increased in accordance with this Section, then the participations of the US Dollar Revolving Credit Lenders in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder and in Swing Line Loans shall be automatically reallocated as of the Revolving Credit Increase Effective Date in accordance with each US Dollar Revolving Credit Lender’s Applicable Percentage (giving effect to such increase).
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16    Cash Collateral. (a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, other than non-consensual Liens permitted pursuant to Section 7.02, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17    Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Credit Loans of any Class or, with respect to the US Dollar Revolving Credit Facility, L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and L/C Obligations owed to, all Lenders of the applicable Class who are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Revolving Credit Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Revolving Credit Lenders of the applicable Class pro rata in accordance with the Revolving Credit Commitments of such Class hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each US Dollar Revolving Credit Lender who is not a Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or that has been reallocated to such US Dollar Revolving Credit Lender who is not a Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall, subject to there being no Event of Default then in existence, be reallocated among the US Dollar Revolving Credit Lenders who are not Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate US Dollar Revolving Credit Exposure of any US Dollar Revolving Credit Lender who is not a Defaulting Lender to exceed such Lender’s US

Dollar Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a US Dollar Revolving Credit Lender who is not Defaulting Lender as a result of such Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders of the applicable Class or Classes or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders of the applicable Class or Classes in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, on up to two (2) occasions and by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than sixty (60) days and not later than thirty (30) days prior to any anniversary of the Restatement Effective Date (the “Extension Effective Date”), request that each Lender extend such Lender’s Maturity Date then in effect for an additional year from the Maturity Date then in effect with respect to such Lender. For the avoidance of doubt, any such request to extend the Maturity Date shall constitute a request to extend the Maturity Date with respect to both the US Dollar Revolving Credit Commitment and the Multicurrency Revolving Credit Commitment.
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent, given not earlier than thirty (30) days prior to the Extension Effective Date and not later than the date (the “Notice Date”) that is fifteen (15) days prior to the Extension Effective Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its

Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date fifteen (15) days prior to the Extension Effective Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Extension Effective Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of all of the Commitments of the Lenders (excluding any Additional Commitment Lender) with respect to the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility that have agreed so to extend their Maturity Date (each, an “Extending Lender”) shall be more than 50% of the aggregate amount of all of the Commitments of all of the Lenders (excluding any Additional Commitment Lender) with respect to the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility in effect immediately prior to the Extension Effective Date, the Maturity Date of each Extending Lender and each Additional Commitment Lender shall be extended to the date falling one year after the then applicable Maturity Date for such Lenders (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. As conditions precedent to such extension, (i) the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of the Company, certifying that, immediately before and after giving effect to such extension, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified as to

“materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsection (a) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists, (ii) the Administrative Agent shall have received an Extension Agreement duly completed and signed by the Company and all of the Extending Lenders as required by Section 2.18(e) and (iii) the Company shall have paid (A) to the Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified as set forth in any fee letter related to the extension, (B) to the Lenders, for their respective own accounts, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified and (C) any other fees and expenses required to be paid in accordance with the Loan Documents. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(i)    If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(ii)    If any Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than interest and penalties imposed as a result of the gross negligence or willful misconduct of such Recipient); provided, however, that if such Recipient does not notify the Loan Parties and the Administrative Agent, if applicable, of any indemnification required under this Section 3.01 within 180 days after such Recipient has received actual notice of the specific assessment or deficiency from the relevant Governmental Authority giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Recipient for any incremental interest, penalties or cost resulting from such Recipient’s failure to so notify the Loan Parties measured from and after the end of such 180 day period. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x)the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or shall deliver to the Company and, when applicable, the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Company two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Any Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person for U.S. federal income tax purposes, shall deliver to the Company (i) two duly completed copies of IRS Form W-8IMY certifying that, with respect to such payments received by it (on behalf of the Lenders) from the Loan Parties, it is a “U.S. branch,” the payments are not effectively connected with the conduct of a trade or business in the United States, and it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payment and (ii) with respect to payments received for its own account, two duly completed copies of IRS Form W-8ECI.
Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, or at the time or times reasonably requested by the Company or Administrative Agent, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion that it has received a refund of any Taxes to which it has been indemnified pursuant to this Section 3.01 (including paid additional amounts pursuant to this Section 3.01), it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans or if such Loans are Eurocurrency Rate Loans denominated in Sterling and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. (a) Except in the case of circumstances described in Section 3.03(b), if in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether denominated in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for (x) the applicable amount and Interest Period of such Eurocurrency Rate Loan not denominated in Sterling or (y) the applicable amount of such Eurocurrency Rate Loan denominated in Sterling, or (B)(x) adequate and reasonable means do not exist for determining (1) in the case of a Eurocurrency Rate Loan not denominated in Sterling, the Eurocurrency Rate for any requested Interest Period with respect to such proposed Eurocurrency Rate Loan or (2) in the case of a Eurocurrency Rate Loan denominated in Sterling, the Eurocurrency Rate with respect to such proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(b) do not apply (in each case with respect to this clause (a)(i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason (1) in the case of a Eurocurrency Rate Loan not denominated in Sterling, the Eurocurrency Rate for any requested Interest Period with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan or (2) in the case of a Eurocurrency Rate Loan denominated in Sterling, the Eurocurrency Rate with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of any determination by the Required Lenders described in clause (a)(ii) above, until the Administrative Agent, upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (x) the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (y)(A) any outstanding affected Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans, at the Company’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loans denominated in Sterling (immediately) or Eurocurrency Rate Loans not denominated in Sterling (at the end of the applicable Interest Period) or (2) be prepaid in full (immediately, or at the end of the applicable Interest Period with respect to Eurocurrency Rate Loans not denominated in Sterling, as applicable); provided that if no election is made by the Company by the earlier of (X) the date that is three Business Days after receipt by the Company of such notice and (Y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan not denominated in Sterling, the Company shall be deemed to have elected clause (1) above.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the establishment of an alternative interest rate pursuant to this paragraph.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent

(with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining (A) in the case of a Eurocurrency Rate Loan not denominated in Sterling, the Applicable Reference Rate for an Applicable Currency for any requested Interest Period or any other tenors of the Eurocurrency Rate or (B) in the case of a Eurocurrency Rate Loan denominated in Sterling, the Applicable Reference Rate therefor, including, in each case, without limitation, because the Applicable Reference Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary, or
(ii)    the administrator of the Applicable Reference Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Applicable Reference Rate for such Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency (provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide the Applicable Reference Rate for such Applicable Currency) (such specific date, the “Scheduled Unavailability Date”), or
(iii)    the administrator of the Applicable Reference Rate for an Applicable Currency or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of such Applicable Reference Rate are no longer representative, or
(iv)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for such Applicable Currency, then, (A) in the case of a Eurocurrency Rate Loan denominated in Dollars:
in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clause (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and

any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):
(x)    Term SOFR plus the Related Adjustment; and
(y)    SOFR plus the Related Adjustment;
and in the case of clause (iv) above, the Company and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document (1) in accordance with the definition of “LIBOR Successor Rate” or (2) if the Administrative Agent and the Company elect to replace LIBOR with a LIBOR Successor Rate other than a SOFR-based rate, with the sum of (a) the alternate benchmark rate plus (b) the Related Adjustment, in each case of the foregoing clauses (a) and (b), that has been selected by the Administrative Agent and the Company giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time (and, for the avoidance of doubt, any such proposed rate and adjustment shall constitute a LIBOR Successor Rate), and, in each case of the foregoing clauses (1) and (2), such amendment will become effective at 5:00 p.m., New York City time on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Company of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;
provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Company and Lenders of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.
The Administrative Agent will promptly (in one or more notices) notify the Company and Lenders of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.
Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0%, the LIBOR Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

If the events or circumstances of the type described in clauses (i) through (iii) above have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate”.
Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under clauses (i) through (iii) above, as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in clause (iv) above have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in clauses (i) through (iii) above have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or the then existing convention for similar Dollar-denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar-denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on one or more information services as selected by the Administrative Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustment shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with the foregoing provisions of this Section 3.03(b) and the circumstances under clause (i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans denominated in Dollars (to the extent of the affected Eurocurrency Rate Loans denominated in Dollars, Interest Periods, interest payment dates or payment periods) shall be suspended and (y) the Eurocurrency component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with the foregoing provisions of this Section 3.03(b). Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)). If the LIBOR Successor Rate is SOFR plus the relevant Related Adjustment, all interest payments will be payable on a monthly basis.
and (B) in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency:
reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace the Applicable Reference Rate for such Alternative Currency in accordance with this Section 3.03 with an alternate benchmark rate giving due consideration to any evolving or the then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in such Alternative Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in such Alternative Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its discretion and may be periodically updated (each, an “Adjustment”; and any such proposed rate, a “Eurocurrency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. Such Eurocurrency Successor Rate for such Alternative Currency shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Eurocurrency Successor Rate for such Alternative Currency shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no Eurocurrency Successor Rate has been determined for any Alternative Currency and the circumstances under clause (i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in each such Alternative Currency shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods). Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in each such affected Alternative Currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) any outstanding affected Eurocurrency

Rate Loans denominated in an Alternative Currency, at the Company’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Eurocurrency Rate Loan at the end of the applicable Interest Period (or immediately in the case of a Eurocurrency Rate Loan denominated in Sterling) or (2) be prepaid at the end of the applicable Interest Period (or immediately in the case of a Eurocurrency Rate Loan denominated in Sterling) in full; provided that if no election is made by the Company by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan (or on the same day in the case of a Eurocurrency Rate Loan denominated in Sterling), the Company shall be deemed to have elected clause (1) above.
Notwithstanding anything else herein, any definition of Eurocurrency Successor Rate shall provide that in no event shall such Eurocurrency Successor Rate be less than zero for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate or Eurocurrency Successor Rate for any currency, the Administrative Agent will have the right to make Successor Rate Conforming Changes with respect to such currency from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Rate Conforming Changes for the Applicable Currency to the Company and the Lenders reasonably promptly after such amendment becomes effective.
3.04    Increased Costs; Reserves on Eurocurrency Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate, other than as set forth below) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer (i) setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company, and (ii) certifying that such Lender or L/C Issuer is generally charging such amounts to similarly situated borrowers, shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-

month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss (other than the loss of anticipated profits), cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan not denominated in Sterling on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency base rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. Each Lender claiming any payment pursuant to this Section 3.05 shall do so by giving notice thereof to the Company and the Administrative Agent (showing calculation of the amount claimed in reasonable detail) within 60 Business Days after a failure to borrow, convert or continue Eurocurrency Rate Loans not denominated in Sterling, or to prepay, after notice or after a prepayment of Eurocurrency Rate Loans not denominated in Sterling on a day which is not the last day of an Interest Period therefor.
3.06    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender gives notice under Section 3.02, requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.
3.07    Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Restatement Effective Date. The occurrence of the Restatement Effective Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and Guaranty Amendment No. 2;
(ii)    Notes executed by the applicable Borrowers in favor of each Lender requesting Notes at least three Business Days prior to the Restatement Effective Date;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)    (A) a favorable opinion of Hogan Lovells US LLP, New York and Virginia counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and (B) a favorable opinion of McGuireWoods LLP, North Carolina counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in each case in a customary form and reasonably satisfactory to the Administrative Agent and its counsel;
(vi)    a certificate signed by a Responsible Officer of the Company certifying that (A) the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) there has been no event or circumstance since January 3, 2021 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect and (D) the value of the consolidated assets of the Company and its Subsidiaries at present fair saleable value is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Company and its Subsidiaries on a consolidated basis, and the Company and its Subsidiaries on a consolidated basis are able to pay all their liabilities as such liabilities mature and do not have unreasonably small capital with which to carry on their business.
(b)    The Refinancing shall have been consummated substantially concurrently with the Restatement Effective Date, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.
(c)    The Company shall have paid (i) all fees owed pursuant to the Fee Letters, (ii) without duplication of any fees paid pursuant to Section 4.02(b), all fees owed to the Lenders pursuant to the Existing Credit Agreement and (ii) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three (3) Business Days prior to the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(d)    (i) Upon the reasonable request of any Lender made at least 5 days prior to the Restatement Effective Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 3 days prior to the Restatement Effective Date and (ii) at least 5 days prior to the Restatement Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided that any representation or warranty that is qualified as to

“materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; provided, however, that for so long as the Borrower maintains a customary commercial paper lending facility, the representations set forth in Section 5.04(b) and Section 5.06 shall be excluded from this clause (a).
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders on the Restatement Effective Date, on each Extension Effective Date, on each Revolving Credit Increase Effective Date and on each date required pursuant to Section 4.02 that (subject to any exceptions set forth in Section 4.02):
5.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.02    Authorization; Enforceability. The Transactions to be entered into by each Loan Party and the execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material Requirement of Law applicable to any Loan Party or any Subsidiary to the extent failure to comply with which could reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of any Loan Party, (d) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or their respective assets, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder and (e) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 7.02) on any asset of the Loan Party or any Subsidiary.
5.04    Financial Statements; No Material Adverse Effect. (a) The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended January 3, 2021, reported on by Ernst & Young LLP, independent public accountants and (ii) its consolidated condensed balance sheet and statement of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended April 4, 2021. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes and consolidated statements of stockholders’ equity in the case of the statements referred to in clause (ii) above.
(b)    Since January 3, 2021, there has not occurred any event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.05    Properties. (a) Each Borrower and each of the Subsidiaries has good title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 7.02.
(b)    Each Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and the Subsidiaries does not infringe upon the rights of any other Person, except for such infringements that could not reasonably be expected to result in a Material Adverse Effect.
5.06    Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Company, threatened against or affecting any Borrower or any Subsidiary (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except as set forth on Schedule 5.06) or (ii) that involve any of the Loan Documents or the Transactions.
5.07    Compliance with Laws and Agreements. Each Borrower and each of the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property except with respect to any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect and (b) all indentures and agreements and other instruments binding upon it or its property except with respect to any noncompliance therewith which could not reasonably be expected to result in a Material Adverse Effect.
5.08    Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or is subject to registration under such Act.
5.09    Taxes. The Company and each of the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Company or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP, and the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect. No material Tax liens have been filed (other than a Lien permitted under Section 7.02) and no material claims are being asserted with respect to any Taxes, except for such claims that could not reasonably be expected to result in a Material Adverse Effect.
5.10    ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and of the Code relating to Plans and the regulations and published interpretations thereunder, (ii) no ERISA Event has occurred or is reasonably expected to occur, and (iii) (A) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, (B) no Loan Party has incurred any obligation or liability in connection with the termination of or withdrawal from any Foreign Plan, (C) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is required to be funded by any Loan Party does not exceed the current value of the assets of such Foreign Plan and (D) for each Foreign Plan which is not required to be funded, the obligations or liabilities of such Foreign Plan are properly accrued.
(b)    The Company represents and warrants that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
5.11    Disclosure. None of (a) the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2016, and the other filings of the Company made with the SEC since October 2, 2016 and prior to the Restatement Effective Date (collectively, the “SEC Filings”) or (b) any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender pursuant to any Loan Document or delivered thereunder (as modified or supplemented by other information then or theretofore furnished by or on behalf of the Borrowers to the Administrative Agent in connection herewith), as of the date such disclosures are delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time updated). As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.12    Insurance. As of the Restatement Effective Date, all premiums due in respect of all insurance (including self-insurance) maintained by or on behalf of the Loan Parties have been paid. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies or through self-insurance and the Company believes that such insurance maintained by or on behalf of the Loan Parties and their subsidiaries is adequate.
5.13    Use of Proceeds. (a) Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.02 or any other provision restricting the disposition or pledge of such assets, or subject to any restriction on the disposition or pledge of such assets contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clauses (f) or (g) of Article VIII, will be Margin Stock.
(b)    Each Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes, including to consummate the Refinancing. No part of the proceeds of any Loan will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.
5.14    Subsidiaries. Schedule 5.14 sets forth, as of the Restatement Effective Date, a correct and complete list of the name and type of entity of each Loan Party. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.
5.15    Event of Default. No Default or Event of Default has occurred and is continuing.
5.16    Sanctions; Anti-Corruption Laws. (i) None of the Company or any of its Subsidiaries, nor to the knowledge of any Responsible Officer of the Company, any director, officer, employee, agent or Affiliate thereof is a Person that is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions; or (ii) located, organized or resident in a Designated Jurisdiction, including, without limitation, Cuba, Iran, North Korea, Crimea and Syria. Each Loan Party, their respective Subsidiaries and, to the knowledge of each Responsible Officer of such Loan Party, their respective directors, officers, employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
5.17    Money Laundering and Counter-Terrorist Financing Laws. Each Loan Party is in compliance, in all material respects, with the Bank Secrecy Act, as amended by Title III of the Patriot Act, and all other applicable anti-money laundering and counter terrorist financing laws and regulations.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.16 and all L/C Obligations shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
6.01    Financial Statements and Other Information. The Borrowers, or the Company on behalf of the Borrowers, will furnish to the Administrative Agent for prompt delivery to each Lender:
(a)    as soon as possible, but in any event within 90 days after the end of each fiscal year of the Company, the Company’s audited consolidated balance sheet and audited consolidated condensed statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the corresponding figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a “going concern” qualification or exception solely as a result of the upcoming maturity of the Loans on the Maturity Date and except for qualifications solely relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s independent certified public accountant) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company’s unaudited consolidated balance sheet and unaudited consolidated condensed statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery or deemed delivery of financial statements under paragraph (a) or (b) above (or, in the case of any such delivery under paragraph (a) above, within 90 days after the end of the applicable fiscal year of the Company) a certificate of a Financial Officer of the Company substantially in the form of Exhibit F certifying (i) (solely in the case of financial statements delivered pursuant to paragraph (b) above) such financial statements as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in

Sections 7.10 and 7.11 and (iv) stating whether any change in GAAP or in the application thereof that applies to the Company or any of its consolidated Subsidiaries has occurred since the later of the date of the Company’s most recent audited financial statements referred to in Section 5.04 and the date of the most recent prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their audit of such financial statements of any failure of the Company to comply with the terms, covenants, provisions or conditions of Section 7.10 or Section 7.11 insofar as they relate to accounting matters and, if such accounting firm has obtained such knowledge of any failure to comply, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)    concurrently with any delivery of financial statements under paragraph (a) of this Section, a certificate signed by a Responsible Officer of the Company setting forth the names, jurisdictions of incorporation and consolidated revenues and Consolidated Total Assets for the Subsidiary Guarantors as of the end of the fiscal year to which such financial statements apply;
(f)    promptly after Moody’s, S&P or Fitch shall have announced (i) a change in its Rating, (ii) that it shall no longer maintain a Rating or (iii) that it shall cease to be in the business of issuing corporate debt ratings, written notice of such development or rating change;
(g)    promptly following any reasonable request therefor from the Administrative Agent, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Loan Parties shall provide copies of such documents and notices promptly after receipt thereof;
(h)    promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request; and
(i)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(j)    Information required to be delivered pursuant to Sections 6.01(a) and (b) shall be deemed to have been delivered on the date on which such information has been posted on the SEC website on the Internet at www.sec.gov, or, to the extent the Company provides notice to the Administrative Agent, at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 6.01(c).
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities; provided, however, that each Public Lender shall in any event designate one or more persons who are entitled to view material non-public information to the same extent as Lenders who are not Public Lenders. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
In no event shall the requirements set forth in Section 6.01(h) or any other Loan Document require the Company or any Subsidiary to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or third-party contractual obligations (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Company shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld in reliance on this paragraph and, solely with respect to information being withheld due to third-party contractual obligations, use commercially reasonable efforts to secure the requisite consent to disclose such information.
6.02    Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice promptly, but in any event within five Business Days of, any of the Chief Executive Officer, the

President, the General Counsel or the Chief Financial Officer of any Borrower obtaining actual knowledge of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Chief Financial Officer or another executive officer of the Company or any Subsidiary, affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a liability in excess of $50,000,000;
(d)    with respect to a funded Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a liability in excess of $50,000,000;
(e)    any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to lead to any Material Adverse Effect; and
(f)    any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of the Chief Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.03    Existence; Conduct of Business. Each Borrower will, and will cause its Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or other disposition permitted hereunder.
6.04    Payment of Taxes. Each Borrower will, and will cause its Subsidiaries to, pay or discharge all material Taxes, before such Taxes shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no attempt is being made to effect collection, or such contest effectively suspends collection, of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
6.05    Maintenance of Properties. Each Borrower will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted.
6.06    Books and Records; Inspection Rights. Each Borrower will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) in the case of each Loan Party, permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (including environmental assessment reports and Phase I or Phase II studies, and other environmental documents, in each case, that are not protected by attorney-client privilege) and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but no more frequently than annually unless an Event of Default exists) and all with a representative of the Company present; provided, however, that absent the existence of an Event of Default, the Company shall not be required to pay for more than one such inspection and visit by the Administrative Agent and the Lenders (taken as a whole) in any fiscal year of the Company. The Borrowers acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. The employees, consultants, accountants, lawyers and appraisers of the Administrative Agent and each Lender shall comply with the Company’s applicable safety and biosecurity procedures during any such visit or inspection to the extent the same are made available to the Administrative Agent or such Lender.
6.07    Compliance with Laws. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law with respect to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
(b)    Each Borrower will, and will cause each of its Subsidiaries to, (i) comply with all applicable Environmental Laws and (ii) generate, use, treat, store, release, transport, dispose of and otherwise manage all Hazardous Materials in a manner that would not reasonably be expected to result in a liability to any Loan Party or Subsidiary, except in the case of (i) and (ii) as could not reasonably be expected to result in a Material Adverse Effect.
6.08    Use of Proceeds; Letters of Credit. (a) The proceeds of the Loans will be used, and Letters of Credit will be issued, to finance general working capital needs and for other general corporate purposes, including to consummate the Refinancing, in each case of the Company and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or for the purpose of financing any unsolicited offer for the Equity Interests of any Person or any hostile acquisition.
(b)    The Company will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds of the Loans to any Person, for the purpose of financing activities or business of or with any Person, or in any country or territory that, at the time of such financing, is the subject of any Sanctions.
(c)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.
6.09    Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies or through self-insurance, (a) insurance or self-insurance in such amounts (with no greater risk retention) and against such risks as is considered adequate by the Company, in its good faith judgment, and (b) all other insurance as may be required by law. The Company will furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
6.10    Further Assurances. (a) The Company will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Subsidiary Guarantee Requirement to be and remain satisfied at all times or otherwise to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.
(b)    The Company will execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to give effect to the provisions of the Loan Documents, all at the expense of the Loan Parties.
ARTICLE VII.
NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent amounts not yet due) shall have been paid in full, all Letters of Credit shall have expired or been terminated or cash collateralized as provided in Section 2.16 and all L/C Obligations shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
7.01    Indebtedness. (a) The Company will not permit any Subsidiary that is not a Loan Party to directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness created under the Loan Documents;
(ii)    Indebtedness existing on the Restatement Effective Date and set forth on Schedule 7.01 and Refinancing Indebtedness in respect thereof;
(iii)    Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that such Indebtedness shall not have been transferred or pledged to any other Person (other than the Company or any Subsidiary);
(iv)    Guarantees by any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party; provided that the Indebtedness so guaranteed shall not be prohibited by this Section;
(v)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, and Refinancing Indebtedness in respect thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
(vi)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Restatement Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, and Refinancing Indebtedness in respect thereof; provided that (A) such original Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
(vii)    performance bonds, bid bonds, surety bonds, appeal bonds, completion Guarantees and similar obligations, in each case provided in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(viii)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(ix)    Indebtedness under Swap Agreements permitted under Section 7.05;
(x)    Indebtedness owed in respect of overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfers of funds;
(xi)    Indebtedness consisting of indemnification, adjustment of purchase price, earnout or similar obligations (and Guarantees of such Indebtedness), in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing or otherwise in connection with such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and the Subsidiaries in connection with such disposition;
(xii)    customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business;
(xiii)    Indebtedness of Foreign Subsidiaries not to exceed $750,000,000 at any time outstanding;
(xiv)    other Indebtedness (including Indebtedness with respect to any trade financing facility and any Securitization Transaction); provided that the aggregate principal amount of Indebtedness of Subsidiaries outstanding under this clause (xiv), plus, without duplication, the aggregate principal amount of Indebtedness of the Company or any Subsidiary secured by Liens permitted under Section 7.02(k) (including, without duplication, obligations with respect to any trade financing facility and any Securitization Transaction) at any time shall not exceed 12.5% of Consolidated Net Tangible Assets; and
(xv)    Guarantees by any Subsidiary of third party grower obligations incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $250,000,000.

(b)    Notwithstanding the provisions of paragraph (a) of this Section 7.01, no Subsidiary shall be liable for any Material Indebtedness of the Company under any Guarantee or otherwise, unless it shall also Guarantee the Obligations on terms and under documentation reasonably satisfactory to the Administrative Agent.
7.02    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)     Liens created under the Loan Documents;
(b)    Permitted Encumbrances;
(c)    any Lien on any asset of the Company or any Subsidiary existing on the Restatement Effective Date and set forth on Schedule 7.02 (including any Lien that attaches by law to the proceeds thereof); provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Restatement Effective Date or Refinancing Indebtedness in respect thereof;
(d)    any Lien existing on any asset, including any Lien that attaches by law to the proceeds thereof, prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset, including any Lien that attaches by law to the proceeds thereof, of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the Restatement Effective Date prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness of a type that would be permitted under Section 7.01(a)(vi) if incurred by a non-Loan Party Subsidiary of the Company; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other asset of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, or Refinancing Indebtedness in respect thereof;
(e)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including any Lien that attaches by law to the proceeds thereof; provided that (i) such Liens secure Indebtedness of a type that would be permitted by clause (a)(v) of Section 7.01 if incurred by a non-Loan Party Subsidiary of the Company, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and any financing costs associated therewith and (iv) such Liens shall not apply to any other property or asset of the Company or any Subsidiary;
(f)    in connection with the sale or transfer of all the Equity Interests in a Subsidiary in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)    in the case of any Subsidiary that is not a wholly-owned Subsidiary, any put and call arrangements, drag-along and tag-along rights and obligations, and transfer restrictions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(h)    any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary, or any other Foreign Subsidiary organized under the laws of the same nation as such Foreign Subsidiary, permitted hereunder;
(i)    Liens on cash, cash equivalents or marketable securities of the Company or any Subsidiary securing obligations of the Company or any Subsidiary under Swap Agreements permitted under Section 7.05;
(j)    Liens in favor of Smithfield Insurance Co. Ltd. on assets of the Company and its Subsidiaries securing extensions of credit from Smithfield Insurance Co. Ltd. to the Company and its Subsidiaries in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; and
(k)    other Liens on assets securing Indebtedness or other obligations (including obligations with respect to any trade financing facility and any Securitization Transaction); provided that the aggregate amount of such Indebtedness and other obligations, plus, without duplication, the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.01(a)(xiv) at any time shall not exceed 12.5% of Consolidated Net Tangible Assets.
7.03    Fundamental Changes; Business Activities. (a) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or transfer all or substantially all its assets to any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or transfer all or substantially all its assets to another Subsidiary, (ii) any Person acquired in a transaction not otherwise prohibited by this Agreement may merge into or consolidate with, or transfer all or substantially all its assets to, (x) any Subsidiary in a transaction in which the surviving or acquiring entity is a Subsidiary and (y) the Company in a transaction in which the surviving or acquiring entity is the Company, (iii) any special purpose Subsidiary formed for the purpose of effecting an acquisition and not conducting any business or holding assets other than de minimis assets may merge into or consolidate with any Person to be acquired in a transaction not otherwise prohibited by this Agreement, (iv) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to any Person in a transaction permitted hereunder in which the surviving or acquiring entity is not a Subsidiary, (v) any Subsidiary may merge into or consolidate with or transfer all or substantially all its assets to the Company in a transaction in which the surviving or acquiring entity is the Company, and (vi) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b)    The Company will not, nor will it permit any Subsidiary to, engage, to any material extent, in any business other than (i) the production, marketing and distribution of food products, any related food or agricultural products, processes or business, the production, marketing and distribution of renewable fuels, neutraceuticals, biotech products and other renewable products (or by-products), any other business in which the Company or any Subsidiary was engaged on the Restatement Effective Date, and any business related, ancillary or complementary to the foregoing, (ii) transfers to and agreements with SPE Subsidiaries relating to Securitization Transactions and (iii) in the case of SPE Subsidiaries, Securitization Transactions and transactions incidental or related thereto.
7.04    [Reserved].
7.05    Swap Agreements. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or a Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any current or anticipated interest-bearing liability, Indebtedness or investment of the Company or any Subsidiary; provided, that the Company may enter into put and call option agreements in order effectively to fix price ranges for the purchases of shares of the Company’s capital stock to be made pursuant to share repurchase programs approved by its board of directors.
7.06    Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiaries not involving any other Affiliate, (c) any Restricted Payment, (d) investments in joint ventures pursuant to transactions otherwise permitted by this Agreement or (e) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or such Subsidiary entered in the ordinary course of business.
7.07    Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except (a) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its Preferred Stock, payable solely in additional shares of such Preferred Stock or in shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) Restricted Payments not otherwise permitted under this Section 7.07 as long as with respect to any Restricted Payment made in reliance on this clause (c): (i) no Event of Default shall exist or result therefrom and (ii) the Dollar Equivalent amount of such Restricted Payment, together with the aggregate amount of all Restricted Payments made between the Original Closing Date and March 12, 2018 pursuant to Section 7.07(c) of the Original Credit Agreement, made between March 13,

2018 and May 21, 2021 pursuant to Section 7.07(c) of the Existing Credit Agreement or in reliance on this clause (c), shall not exceed an amount equal to the sum of (1) $950,000,000 plus (2) an aggregate amount equal to the sum of the following but in no event less than zero: (x) 50% of the positive Net Income of the Company and its Subsidiaries for each fiscal quarter ended after the Original Closing Date (commencing with the first fiscal quarter following the Original Closing Date) minus (y) 100% of the negative Net Income of the Company and its Subsidiaries for each fiscal quarter ended after the fiscal year ended on the Original Closing Date (commencing with the first fiscal quarter following the Original Closing Date) (which amount set forth in this clause (y) shall be expressed as a positive number for purposes of the calculation set forth in this clause (2)), (d) Restricted Payments not otherwise permitted under this Section 7.07 so long as with respect to any Restricted Payment made in reliance on this clause (d): (i) no Event of Default shall exist or result therefrom, (ii) the Company is in pro forma compliance with each of the Financial Covenants and (iii) the Company has received a Rating of greater than or equal to two of the following Ratings: BBB- (stable) or better from S&P, Baa3 (stable) or better from Moody’s or BBB-(stable) or better from Fitch, (e) Subsidiaries that are not Loan Parties may make Restricted Payments to any Subsidiaries and (f) Restricted Payments to any direct or indirect holder of Equity Interests of the Company or any Subsidiary in amounts required for such holder to pay consolidated, combined or similar foreign, U.S. federal, state, and/or local income and similar Taxes to the extent that such income and similar Taxes are attributable to the income of the Company and its Subsidiaries; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Company and its Subsidiaries would have been required to pay in respect of such foreign, U.S. federal, state and/or local income and similar Taxes for such fiscal year had the Company and its Subsidiaries been a stand-alone taxpayer or stand-alone group (separate from any such holder) for all fiscal years ending after the Restatement Effective Date.
7.08    [Reserved].
7.09    [Reserved].
7.10    Consolidated Funded Debt to Consolidated Capitalization Ratio. The Company will not permit the ratio of (a) Consolidated Funded Debt to (b) Consolidated Capitalization to be greater than 0.50 to 1.00 on the last day of any fiscal quarter (such maximum ratio, the “Maximum Debt to Capitalization Ratio”); provided that, upon the consummation of any Material Acquisition and the written election of the Company to the Administrative Agent (which shall promptly notify the Lenders), the Maximum Debt to Capitalization Ratio set forth above shall increase to 0.55 to 1.00 with respect to the last day of the fiscal quarter during which such Material Acquisition shall have been consummated and the last day of each of the immediately following three consecutive fiscal quarters; provided, further, that, following the making of any election with respect to any such Material Acquisition, the Company shall not be permitted to make another such election until and unless, after the last day of the fiscal quarter in which such Material Acquisition shall have been consummated, there shall have been at least two consecutive fiscal quarters as of the last day of which the Maximum Debt to Capitalization Ratio shall have been no more than 0.50 to 1.00.

7.11    Consolidated EBITDA to Consolidated Interest Expense. The Company will not permit the ratio of (a) Consolidated EBITDA for any period of four trailing fiscal quarters ended on the last day of any fiscal quarter to (b) Consolidated Interest Expense for such period to be less than 3.50:1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    any Borrower shall fail to pay, in the currency required hereunder, any principal of any Loan or any reimbursement obligations in respect of any L/C Obligation when and as the same shall become due and payable;
(b)    any Borrower shall fail to pay, in the currency required hereunder, any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or more;
(c)    any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to any Loan Party’s existence). 6.08 or Article VII of this Agreement;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and, except as otherwise provided in such Loan Document, such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Company;
(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (or, if any grace periods shall be applicable, after the expiration of such grace periods);
(g)    any event or condition occurs (including the triggering of any change in control or similar event with respect to the Company) that results in any Material Indebtedness (other than obligations in respect of Swap Agreements) becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or holders of any Material Indebtedness (other than obligations in respect of Swap Agreements) (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due prior to its scheduled maturity or to require, with the giving of notice if required, any Material Indebtedness (other than obligations in respect of Swap Agreements) to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); or there shall occur any event that constitutes a default, amortization event, event of termination or similar event under or in connection with any Securitization Transaction the obligations in respect of which constitute Material Indebtedness, or the Company or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in or arising under any such Securitization Transaction, if, as a result of such event or failure, the lenders or purchasers thereunder or any agent acting on their behalf shall cause or be permitted to cause (with or without the giving of notice, the lapse of time or both) such Securitization Transaction or the commitments of the lenders or purchasers thereunder to terminate or cease to be fully available; or there occurs under any Swap Agreement an Early Termination Date (or similar term) (as defined in such Swap Agreement) resulting from any event of default under such Swap Agreement as to which the Company or any Subsidiary is the Defaulting Party (or similar term) (as defined in such Swap Agreement) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $150,000,000;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or more or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Loan Party or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not covered by insurance (other than deductibles); provided, that the insurer does not deny liability for the judgment) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;
(l)    (i) an ERISA Event with respect to a Plan or Multiemployer Plan or (ii) an event or condition with respect to a Foreign Plan shall have occurred that, either alone or when taken together with all other such ERISA Events or events that have occurred, is reasonably likely to have a Material Adverse Effect;
(m)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Commitments, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(n)    a Change of Control shall occur.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto).
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.06 and 9.10) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, (A) all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly and (B) all determinations provided to be made by, to or through the Administrative Agent shall instead be made by the Required Lenders, in each case, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or their Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10    Guaranty Matters. (a) Any Subsidiary Guarantor that (i) (A) ceases to be a Subsidiary of the Company, (B) is an Excluded Subsidiary (other than a Subsidiary Guarantor that is an Excluded Subsidiary pursuant to clause (c) of the definition thereof and, in the case of a Subsidiary Guarantor that becomes an Excluded Subsidiary after the Restatement Effective Date, solely to the extent that such Subsidiary Guarantor becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents) or (C) is not required to meet the “Subsidiary Guarantee Requirement” as set forth in the proviso to the definition thereof and (ii) does not Guarantee the Senior Notes (or any replacement, refinancing, refunding, renewal or extension thereof) or any Material Indebtedness of the Company or shall be released from any such Guarantee of the Senior Notes (or any replacement, refinancing, refunding, renewal or extension thereof) or any Material Indebtedness of the Company concurrently with the effectiveness of the release contemplated by this Section 9.10 shall, upon written notice to the Administrative Agent, automatically and without further action by any other Person be released from its obligations under the Guaranty Agreement and, in connection with the foregoing, the Administrative Agent shall (and the Lenders and the L/C Issuer hereby irrevocably authorize the Administrative Agent to) promptly execute, deliver and file, as applicable, such documents, filings and other similar instruments as the Company may reasonably request to reflect such release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.
(b)    Upon request by the Administrative Agent, the Company shall provide a certificate signed by a Responsible Officer confirming that the conditions to release of any Subsidiary Guarantor set forth in clause (a) above are satisfied, and the Administrative Agent shall be fully protected in relying upon such certification.
9.11    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.12    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
MISCELLANEOUS
10.01    Amendments, Etc. Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the

Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    except as contemplated pursuant to Section 2.15 and Section 2.18, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default is not considered an extension or increase in Commitments of any Lender);
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;
(d)    reduce the principal of, or the rate of interest specified herein on (subject to the last paragraph of this Section 10.01), any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Section 2.13 or Section 8.03 or any provision hereof in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;
(f)    amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Multicurrency Revolving Credit Lender;
(g)    change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii)) without the written consent of each Lender or (ii) the definition of “Required Lenders” or “Required Facility Lenders” without the written consent of each Lender under the applicable Facility;
(h)    [reserved];

(i)    release all or substantially all of the value of the Guarantee provided by the Company or any Subsidiary Guarantor under the Guaranty Agreement without the written consent of each Lender, except in accordance with the terms hereof; or
(j)    subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation without the prior written consent of each Lender directly affected thereby;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature or any necessary or desirable technical change on any Lender, in each case, in any provision of any Loan Document, the Company and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
Notwithstanding anything to the contrary in this Section 10.01, the Administrative Agent and the Company may, without the consent of any Lender, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents or (y) enter into additional

Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to implement any LIBOR Successor Rate or otherwise effectuate the terms of Section 3.03 in accordance with the terms of Section 3.03.
10.02    Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing

Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (but in the case of attorneys’ fees, limited to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers, taken as a whole, and of one local counsel for the

Administrative Agent and the Arrangers, taken as a whole, in each material local jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Lender or the L/C Issuer (but in the case of attorneys’ fees, limited to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders and the L/C Issuer, taken as a whole, and of one local counsel in each material local jurisdiction (and, in the case of an actual conflict of interest, one additional counsel in each material jurisdiction to all affected persons, taken as a whole)) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against (and reimburse each Indemnitee as the same are incurred for), and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (but in the case of attorneys’ fees, limited to the reasonable fees, charges and disbursements of one primary counsel for the Indemnitees (taken as a whole) (and, if necessary, one local counsel in each material jurisdiction for the Indemnitees (taken as a whole) and, solely in the case of a conflict of interest, one additional counsel as necessary to the Indemnitees actually affected by such conflict (taken as a whole))), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any subagent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) a material breach by such Indemnitee of its obligations under this Agreement or (C) any dispute among Indemnitees (or their respective Related Parties), excluding the Administrative Agent, the Arrangers or Persons acting in similar capacities, that does not involve an act or omission by the Company or any of its Subsidiaries. This Section 10.04(b) shall not apply with respect to Taxes, which shall be covered solely by Section 3.01.
(c)    Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Revolving Credit Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party shall assert, and each party hereby waives, and acknowledges that no other Person shall have, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including for contribution or any other rights of recover under or related to Environmental Laws, arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 10.04(d) shall limit the indemnification obligations of the Borrower under Section 10.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No party referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such party.
(e)    Payments. All amounts due under this Section shall be payable no later than ten (10) Business Days after demand therefor (or, on the Restatement Effective Date, as applicable).
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (b), (h), (i) or (j) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (b), (h), (i) or (j) has occurred and is continuing at the time of such assignment or (2) such assignment is to (1) a Lender, (2) an Affiliate of a Lender or (3) an Approved Fund, unless such Approved Fund has a lower credit rating, or is otherwise less creditworthy than, the assigning Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender under the Revolving Credit Facility, respectively, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer and the consent of the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the US Dollar Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (D) to a Competitor.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line

Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries or, to the extent the Competitor List has been posted on the Platform for all Lenders, a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such

Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding anything in this paragraph to the contrary, any Farm Credit Lender that (a) has purchased a participation or subparticipation in the minimum amount of $10,000,000 on or after the Restatement Effective Date, (b) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any Farm Credit Lender so designated, a “Voting Participant”) and (c) receives the prior written consent of the Company (unless an Event of Default has occurred and is continuing) and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit E-1 hereto and (ii) state the dollar amount of the participation or sub-participation purchased. The selling Lender and the Voting Participant shall promptly notify the Administrative Agent and the Company of any termination of, or reduction or increase in the amount of, the participation interests held by a Voting Participant. Except as provided above in this paragraph, no sub-participants shall be entitled to become “Voting Participants.” The voting rights of a Voting Participant hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or sub-participant of a Voting Participant.” The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(g)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 3.04), (ii) the Granting Lender (but not any SPC) shall remain liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender.
(h)    Assignments to Competitors. (i) If any assignment is made to any Competitor without the Company’s prior consent, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate any Commitment of such Competitor and repay all obligations of the Company owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related

Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the committed amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b) and (ii) such assignment does not conflict with Applicable Laws.
(ii)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the Competitor List to each Lender requesting the same.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Arrangers, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, including for purposes of establishing a “due diligence” defense, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, (j) to the extent such information was received by the Administrative Agent or the Arrangers from a third-party that is not to the Administrative Agent or the Arrangers’ knowledge subject to confidentiality restrictions to the Company or (k) to the extent that such Information is independently developed by Bank of America or the Arrangers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective

Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable,(a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the

Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
10.14    Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS; PROCESS AGENT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. Each of the Company and the other Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, the Arrangers, any Lender and any of their respective Affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Agreement Communications. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each an “Agreement Communication”), including Agreement Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Agreement Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Agreement Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Agreement Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Agreement Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Agreement Communication converted into another format for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Agreement Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Agreement Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan party without further verification and (ii) upon the request of the

Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law). THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support

(and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.23    Amendment and Restatement. On the Restatement Effective Date, this Agreement shall amend and restate the Existing Credit Agreement in its entirety, and the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents. Substantially concurrently with the Restatement Effective Date, (i) all of the Commitments (as defined in the Existing Credit Agreement) of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding Obligations (as defined in the Existing Credit Agreement) owing to the Exiting Lenders shall be repaid in full and each Exiting Lender will cease to be a “Lender” under the Existing Credit Agreement and shall not be a Lender under this Agreement, (ii) each Person listed on Schedule 2.01 to this Agreement shall be a Lender under this Agreement with the Commitments set forth opposite its name on Schedule 2.01 and (iii) any Loans to be made on the Restatement Effective Date shall be made in accordance with the Commitments set forth on Schedule 2.01. The parties hereto acknowledge that pursuant to the Existing Credit Agreement, the Parent Guaranty Agreement, dated as of February 17, 2017, between WH Group and the Administrative Agent was terminated and is of no further force and effect and WH Group was released from its obligations thereunder and under any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Timothy P. Dykstra

Name:	Timothy P. Dykstra

Title:	Vice President and Corporate Treasurer
[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Melissa Mullis

Name: Melissa Mullis

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Morgan Hess

Name:	Morgan Hess

Title:	Associate
[Signature Page to Second Amended and Restated Credit Agreement]

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Steven J. O’Shea

Name: Steven J. O’Shea

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao

Name:	Raymond Qiao

Title:	Executive Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Fei Wang

Name: Fei Wang

Title: VP, Relationship Manager

By:	/s/ Chao Liang

Name: Chao Liang

Title: ED, Team Leader
[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Christopher M. Aitkin

Name:	Christopher M. Aitkin

Title:	Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Shane Bownds

Name:	Shane Bownds

Title:	Managing Director

By:	/s/ Joshua Leonard

Name:	Joshua Leonard

Title:	Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jacob Elder

Name:	Jacob Elder

Title:	Authorized Signatory
[Signature Page to Second Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King

Name: Michael King

Title: Authorized Signatory
[Signature Page to Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jason D. King

Name: Jason D. King

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

COMPEER FINANCIAL, PCA, as a Lender

By:	/s/ Lee Fuchs

Name:	Lee Fuchs

Title:	Director, Capital Markets
[Signature Page to Second Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ J. Carlos Navarrete

Name: J. Carlos Navarrete

Title: Director
[Signature Page to Second Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Anita Philip

Name: Anita Philip

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Jean-Michel Fatovic

Name:	Jean-Michel Fatovic

Title:	Managing Director

By:	/s/ Myra Martinez

Name:	Myra Martinez

Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement]

ING CAPITAL LLC, as a Lender

By:	/s/ Dan Lamprecht

Name:	Dan Lamprecht

Title:	Managing Director

By:	/s/ Jeff Geisbauer

Name:	Jeff Geisbauer

Title:	Director
[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Ryan Baker

Name: Ryan Baker

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Notaro

Name: David Notaro

Title: Senior Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

AGCOUNTRY FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Gustave Radcliffe

Name: Gustave Radcliffe

Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

Greenstone Farm Credit Services, ACA, as a Lender

By:	/s/ Bradley K. Hibbert

Name: Bradley K. Hibbert

Title: VP-Capital Markets
[Signature Page to Second Amended and Restated Credit Agreement]

AMERICAN AGCREDIT, PCA, as a Lender

By:	/s/ Kyle Lucas

Name:	Kyle Lucas

Title:	VP-Relationship Manager
[Signature Page to Second Amended and Restated Credit Agreement]

FARM CREDIT MID-AMERICA, PCA, as a Lender

By:	/s/ Patrick Sauer

Name:	Patrick Sauer

Title:	Vice President Food & Agribusiness
[Signature Page to Second Amended and Restated Credit Agreement]

FARM CREDIT WEST, PCA, as a Lender

By:	/s/ Rob Stornetta

Name:	Rob Stornetta

Title:	Senior Vice President, Capital Markets
[Signature Page to Second Amended and Restated Credit Agreement]

NORTHWEST FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Kaylee Semprimoznik

Name:	Kaylee Semprimoznik

Title:	Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

FARM CREDIT EAST, ACA, as a Lender

By:	/s/ Justin A. Brown

Name:	Justin A. Brown

Title:	Vice President
[Signature Page to Second Amended and Restated Credit Agreement]